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                                                                    Exhibit 10.3

                      HUB AND LINE-HAUL SERVICES AGREEMENT

                                 by and between

                                  AIRBORNE INC.
                             a Delaware corporation

                                       and

                                  ABX AIR, INC.
                             a Delaware corporation

                                            , 2003
                              --------------

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1    EQUIPMENT AND SERVICES TO BE PROVIDED BY AIRCO...................1

SECTION 2    EQUIPMENT AND SERVICES TO BE PROVIDED BY GROUNDCO................2

SECTION 3    CHANGES IN SCOPE OF SERVICE......................................2

SECTION 4    PLANNING PROCESS.................................................4

SECTION 5    COMPENSATION.....................................................4

SECTION 6    COVENANTS AND WARRANTIES.........................................9

SECTION 7    INDEMNIFICATION AND INSURANCE...................................10

SECTION 8    INDEPENDENT CONTRACTOR..........................................12

SECTION 9    TERM............................................................12

SECTION 10   FORCE MAJEURE...................................................13

SECTION 11   EVENTS OF DEFAULT...............................................14

SECTION 12   TERMINATION.....................................................17

SECTION 13   NONDISCLOSURE...................................................18

SECTION 14   MISCELLANEOUS...................................................18

SCHEDULE 1   HUB SERVICES
SCHEDULE 2   GROUNDCO HUB FACILITIES
SCHEDULE 3   SURFACE LINEHAUL SCHEDULING SERVICES
SCHEDULE 4   MAINTENANCE SERVICES
SCHEDULE 5   HUB EQUIPMENT
SCHEDULE 6   STAFF
SCHEDULE 7   SERVICE STANDARDS
SCHEDULE 8   QUARTERLY FORECAST OF HUB OPERATING REQUIREMENTS
SCHEDULE 9   COMPENSATION
SCHEDULE 10  MANAGEMENT
SCHEDULE 11  INSURANCE

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                      HUB AND LINE-HAUL SERVICES AGREEMENT

     This HUB AND LINE-HAUL SERVICES AGREEMENT (this "Agreement"), is made and
entered into as of this     day of       , 2003, by and between Airborne Inc., a
                        ---        ------
Delaware corporation ("Groundco") and ABX Air, Inc., a Delaware corporation ("Airco"). Each of Airco and Groundco is a "Party" and collectively are the "Parties."

     WHEREAS, Groundco is a wholly owned subsidiary of Delta Holdings USA, Inc.,
a         corporation ("Delta"); and
  -------

     WHEREAS, Groundco provides the pick-up and delivery, sorting and gateway distribution services for some shipments handled by certain Delta affiliates in the United States and desires to arrange for certain hub, line-haul and maintenance services at its sorting facilities, as more fully described herein; and

     WHEREAS, Airco is willing to provide hub, line-haul and maintenance services to Groundco pursuant to the terms set forth herein; and

     WHEREAS, pursuant to the Guaranty dated the date hereof, Delta will guaranty Groundco's obligations under this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, terms, conditions and consideration hereafter set forth, Groundco and Airco agree as follows:

                                   SECTION 1

                             EQUIPMENT AND SERVICES
                             TO BE PROVIDED BY AIRCO

     1.1 Airco will provide to Groundco the hub services listed on Schedule 1 (the "Hub Services"), which will be performed by certain Airco personnel (the "Hub Staff") at the hub facilities listed on Schedule 2 (the "Hub Facilities").

     1.2 Airco will provide to Groundco the surface line-haul scheduling services listed on Schedule 3 (the "Line-Haul Services"), by contracting with third parties to provide these services as necessary or otherwise providing such services through Airco personnel (the "Line-Haul Staff").

      1.3 Airco will provide to Groundco the hub maintenance service personnel ("Maintenance Staff" and together with the Hub Staff and Line-Haul Staff, the "Staff") to perform the maintenance services listed on Schedule 4 (the "Maintenance Services" and together with the Hub Services and Line-Haul Services, the "Services") with respect to the Hub Facilities and the related equipment listed on Schedule 5 (the "Hub Equipment"). A description of the job categories, head counts, seniority levels, and pay grade scales for the Hub Staff, the Line-Haul Staff and the Maintenance Staff, including a break-down of numbers of full-time and part time Staff and showing aggregate labor costs in respect of all Staff, in each case, as of the most recent practicable date prior to the date hereof is set forth in Schedule 6.

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     1.4 Airco will provide the Services in accordance with the performance standards set forth in Schedule 7 ("Service Standards"). The Service Standards will be subject to periodic review and adjustment by mutual agreement of the Parties, based on market conditions and the needs of the Parties.

                                   SECTION 2

                             EQUIPMENT AND SERVICES
                           TO BE PROVIDED BY GROUNDCO

     2.1 Groundco will be responsible for designing, developing and constructing the system, including real estate purchase and management; facility design, placement, purchase and management; engineering of sortation equipment and staffing requirements. Groundco will update as necessary the network requirements and associated plans applicable to Airco's provision of the Services under this Agreement, including the size and location of facilities, type of equipment used, size and throughput requirements, line-haul delivery routing, schedules and capacity requirements and maintenance schedules, will consult with Airco regarding all such changes or updates and will give Airco reasonable advance notice of any changes or updates. The Parties agree to negotiate in good faith with respect to any modifications in pricing, service levels, access or other arrangements that may be necessary or desirable as a result of such changes in the system parameters. Airco will use its commercially reasonable efforts to implement the plans, including the changes or updates thereto, specified by Groundco pursuant to this Section 2.1.

     2.2 Groundco will provide to Airco all equipment, facilities and other inputs, information and materials necessary for Airco to provide the Services, including the Hub Facilities and Hub Equipment, and will be responsible for the repair, replacement and maintenance of such equipment, facilities and other personalty as necessary (whether performed by itself, by contracting with a third party or by compensating Airco for such work hereunder) to enable Airco to perform such Services in accordance with the Service Standards.

                                   SECTION 3

                           CHANGES IN SCOPE OF SERVICE

     3.1 Subject to Section 3.3, Groundco will not have the right to reduce the scope of the Services during the 12 months following the date of this Agreement (the end of such 12-month period being the "Anniversary Date"), except in connection with performance failures or labor disputes that cause Airco's failure to meet the Service Standards, in which case Subsection 11.4 will govern.

     3.2 In the event that Groundco desires to increase substantially the volume of packages for which Services are required, or to revise the methods or equipment used for providing Services, Groundco will give Airco reasonable advance notice of any such proposed changes, but in any event no less than 90 days advance notice, and the Parties agree to negotiate in good faith with respect to any modifications in pricing, service levels, access or other arrangements that may be necessary or desirable as a result of such changes.

                                      -2-

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     3.3 Notwithstanding Subsection 3.1, Groundco has the right to take over certain system design, planning, operational, auditing and purchasing functions by hiring Airco Staff who fill the positions identified on Schedule 10 during the first 12 months, but in such event (i) Groundco will offer to hire the Airco employees performing such functions on substantially the same terms as their current employment (including salary and benefits) and (ii) Groundco will pay any costs incurred by Airco in transferring such employees to Groundco and reimburse any termination or other costs incurred by Airco in connection with employees who do not accept Groundco's offer of employment; provided however if any of such Airco employees perform a dual function of providing Services hereunder to Groundco and providing services to Airco, then the Parties will negotiate in good faith with respect to Groundco's right under this Subsection
3.3 and the appropriate employees to be transferred. After the date hereof, if a Party requests an amendment to Schedule 10, the Parties agree to negotiate in good faith and not unreasonably withhold its approval of an amendment.

     3.4 Following the Anniversary Date, Groundco will have the ability to change the scope of Services to be provided pursuant to this Agreement by terminating specific Services at one or more Hub Facilities. In the event that Groundco desires to terminate such Services, Groundco will give Airco reasonable advance notice of any such terminations, but in any event no less than 60 days advance notice, and the Parties agree to negotiate in good faith with respect to any modifications in pricing, service levels, access or other arrangements that may be necessary or desirable as a result of such terminations. In the event of any such partial termination of Services pursuant to this Agreement, Groundco will either, at its option, (i) offer employment to any affected Staff on substantially the same terms as their current employment (including salary and benefits), pay any costs incurred by Airco in transferring such Staff to Groundco and reimburse any termination or other costs incurred by Airco in connection with employees who do not accept Groundco's offer of employment, or
(ii) pay associated severance or other costs arising out of terminating or reducing Staff who have not been offered employment. Following any such termination, the Parties will use their commercially reasonable efforts to minimize any such costs.

     3.5 With respect to any new main or regional hub or linehaul service similar to the Services provided hereunder that Groundco or its Affiliates may require in the United States (a "New Service"), prior to discussing, negotiating with or providing information to any third party in respect of such New Service, Groundco shall first give written notice (the "New Service Notice") to Airco stating its intention to offer or develop such New Service and specifying Groundco's preliminary cost estimates in connection with such New Service. Within ten (10) Business Days after receipt of a New Service Notice, Airco may submit in writing to Groundco an estimate of the Airco's cost for providing such New Service, together with any other relevant information requested by Groundco in the New Service Notice (such amount, plus the applicable Base Markup, the "Airco Bid"). If necessary, Airco may request additional information from Groundco or a reasonable amount of additional time in order to prepare and submit the Airco Bid, and Groundco shall not unreasonably withhold such information or its consent to such additional time. Upon expiration of such 10 Business Day period (and any extension period agreed by the parties), whether or not Airco has submitted an Airco Bid, Groundco shall be free to solicit bids (each a "Third Party Bid") from, provide information to, and negotiate with, any third party provider (each a "Third Party Provider") in respect of such New Service. In the event that one or more Third Party Bids is superior to the Airco Bid,

                                      -3-

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Groundco shall be free to contract with any Third Party Provider that submitted a superior Third Party Bid to provide the New Service; provided that Groundco shall provide Airco with sufficient information regarding the terms and conditions of the accepted Third Party Bid for Airco to verify that such Third Party Bid is superior to the Airco Bid. Notwithstanding the foregoing, nothing in this Section 3.5 shall impose any obligation or restriction on Groundco in respect of services it desires to in-source or otherwise provide directly on its own behalf.

                                   SECTION 4

                                PLANNING PROCESS

     4.1 The Parties will review, on a quarterly basis, Groundco's Quarterly Forecast of Hub Operating Requirements and Airco's capability for the next four quarters no later than 30 days prior to the start of each fiscal quarter. The Parties will conduct, in the third quarter of each year, a formal annual budget review with respect to the Services for the upcoming year. The initial Quarterly Forecast of Hub Operating Requirements is set forth in Schedule 8. During the fourth quarter of each fiscal year, the Parties will hold weekly meetings at the option of either Party.

                                   SECTION 5

                                  COMPENSATION

     5.1 In exchange for the Services provided by Airco to Groundco under this Agreement, Groundco shall (i) reimburse Airco, in accordance with the terms hereof, for all of the costs described in Section 5.7 that Airco incurs in providing the Services to Groundco (such amount, the "Cost Recovery Amount") and
(ii) pay Airco a fee equal to (x) the base mark-up determined pursuant to
Section 5.2 (the "Base Markup" and, together with the Cost Recovery Amount, the "Base Compensation") plus (y) subject to Section 5.6, an incremental markup determined pursuant to Section 5.3 (the "Incremental Markup" and, together with the Base Markup and the Cost Recovery Amount, the "Compensation"). The initial estimated Cost Recovery Amount, as of the Effective Time, is set forth in
Schedule 9.

     5.2 The Base Markup shall be 1.75% of and shall be payable (i) on all Cost Recovery Amount items described in Section 5.7 and (ii) contemporaneously with each payment of any Cost Recovery Amount.

     5.3 The Incremental Markup shall be payable subject to Section 5.6 and shall consist of (a) the cost component determined pursuant to Section 5.4 plus
(b) the service component determined pursuant to Section 5.5.

     5.4 With respect to each applicable quarterly or annual period, the cost component of the Incremental Markup shall equal (A) 0.25% of any reduction of up to 4% in Airco's Cost Per Piece during such period as compared with Airco's targeted Cost Per Piece in respect of such period as set forth in the applicable Quarterly Forecast of Hub Operating Requirements plus (B)

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0.35% of any amount of reduction in excess of 4.0% (if any) in Airco's Cost Per
Piece during such period as compared with Airco's targeted Cost Per Piece in respect of such period as set forth in the applicable Quarterly Forecast of Hub Operating Requirements, in each case multiplied by the Cost Recovery Amount for such period; provided, however, that, until the first anniversary of the date hereof, no Incremental Markup shall be payable in respect of any percentage reduction in Airco's Cost Per Piece during any applicable period within such one year period that is greater than 5.0%. After the first anniversary of the date hereof, Groundco shall review the desirability of maintaining such 5.0% limitation with respect to subsequent periods.

     5.5 The service component of the Incremental Markup shall be equal to the sum of the Incremental Markup percentages determined pursuant to the tables set forth in paragraphs (a) (b) and (c) of this Section 5.5, multiplied by the Cost Recovery Amount for the applicable year.

(a) the Incremental Markup Percentage determined pursuant to the following table based on Airco's reduction in the number of mis-sorts as compared with the mis-sort target set forth in the applicable Quarterly Forecast of Operating
Requirements:

     Mis-Sort Target                       Incremental Markup Percentage
     ---------------                       -----------------------------
          0.60%                                        .037%
          0.55%                                        .075%
          0.50%                                        .112%
          0.45%                                        .150%

PLUS

(b) the Incremental Markup Percentage determined pursuant to the following table based on Airco's reduction in the number of delays attributable to Aircraft delays as compared with the Aircraft delay target set forth in the applicable Quarterly Forecast of Operating Requirements:

     Aircraft Delay Target                 Incremental Markup Percentage
     ---------------------                 -----------------------------
             5.0%                                      .10%
             4.0%                                      .20%
             3.0%                                      .30%
             2.0%                                      .40%

PLUS

(c) the Incremental Markup Percentage determined pursuant to the following table based on Airco's reduction in the number of delays attributable to Regional delays as compared with the Regional delay target set forth in the applicable Quarterly Forecast of Operating Requirements:

     Regional Delay Target                 Incremental Markup Percentage
     ---------------------                 -----------------------------
             3.3%                                      0.05%
             2.9%                                      0.10%
             2.5%                                      0.15%
             2.1%                                      0.20%

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     5.6 No part of the Incremental Mark-Up shall be payable to Airco unless at least 25% of such amount shall be placed in a management and supervisor bonus plan the terms of which shall be determined by the Board of Directors of Airco.

     5.7 Within 60 days after the end of each of each fiscal quarter in respect of which the cost component of the Incremental Markup was earned, Groundco will pay to Airco 40% of such cost component.

     5.8 Within 90 days after the end of each fiscal year, Groundco shall pay to Airco an amount equal to 60% of the cost component of the annual Incremental Markup earned for the fiscal year then ended, such cost component to be calculated in accordance with Section 5.5, based upon the applicable targets for the fiscal year then ended.

     5.9 The service quality component of the Incremental Markup shall be payable annually, within 90 days after the end of each fiscal year, in respect of the fiscal year then ended, in an amount equal to the Incremental Markup Percentage determined pursuant to Section 5.4, multiplied by the aggregate Cost Recovery Amount payable during such fiscal year.

     5.10 In the event of any extraordinary increase or decrease in the number of pieces within any applicable period, Groundco will consult with Airco to determine, and may make at Groundco's option, a commensurate adjustment to the applicable thresholds for determining the cost component of the Incremental Markup in respect of any such affected period. The Parties acknowledge that the applicable thresholds for determining the cost and service components of the Incremental Markup for the first year following the date hereof have been prepared based upon historical cost and service information provided by Airco to Groundco, and Groundco shall have the right to adjust such threshholds after the date hereof if it determines that the actual data pertaining to such historical periods differs from the data provided to it by Airco.

     5.11 The Cost Recovery Amount is intended to cover all of Airco's costs with respect to providing the Services to Groundco. Such costs will include all costs of maintaining the Staff (including salaries and benefits and the cost of any program established to encourage improvements in Services and costs and in meeting the Service Standards), the cost of line-haul delivery services, insurance, taxes of Airco (other than income taxes) attributable to its performance of the Services, any costs associated with expansion, contraction or redeployment of the Staff (including any termination and/or relocation benefits) or related equipment or services at the request of Groundco, and corporate overhead; provided, however, that if at any time Airco derives more than 10% of its revenue from the provision of services to third parties ("Ancillary Services"), the parties agree to negotiate in good faith to determine a reasonable allocation of the overhead costs attributable to Airco's provision of Ancillary Services, and the overhead costs so allocated by the Parties shall be excluded from the Cost Recovery Amount.

     5.12 (a) Groundco will submit written purchase orders to Airco in respect of any changes to the Services not contemplated by the most recent Quarterly Forecast of Hub Operating Requirements. Groundco will pay for the Cost Recovery Amount (plus the applicable Base Markup) on a weekly basis by advancing funds by wire transfer to Airco on Monday of

                                      -6-

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each week, or if not a Business Day (as defined below), on the following
Business Day using the estimated Compensation amount. The estimated Cost Recovery Amount will initially be as set forth in Schedule 9 and thereafter Groundco and Airco will adjust the estimated Compensation amount charged to Groundco on a quarterly basis to reflect actual costs from the prior quarter based on Airco's statement of costs. Within 45 days after the end of each quarter, Airco will submit a statement of costs incurred to Groundco. Groundco and Airco will reconcile the actual costs against previous funds paid by Groundco to Airco and the resulting payment (the "Reconciliation Payment") to the appropriate party will occur no later than 15 days after the reconciliation process has concluded. Airco will make its financial personnel available to discuss its statement of costs. Groundco will have the right to evaluate and audit Airco's costs, plus the agreed commissions, at Groundco's sole cost and expense. Any payment to be made to a Party as a result of an audit will be paid no later than 15 days after the audit has been completed and the amount owing has been agreed to by the Parties. Any such audit will be conducted during regular business hours at Airco's offices at a mutually agreed time. Any disputes regarding cost statements or any audit will be handled pursuant to Subsection 14.1(a) and if not resolved in accordance with Subsection 14.1(a) will be submitted to an independent accountant agreed to by both Parties for resolution, without causing any interruption in Services or payments of invoices thereafter. The conclusions of such accountant will be final and binding on the Parties. For avoidance of doubt, Groundco will continue to pay to Airco the estimated Compensation, despite any disputes with respect to prior payments. Business Day means a day other than Saturday, Sunday or a day in which banks in Ohio are closed.

          (b) If, at any time prior to December 31, 2005, the cash and cash equivalents and investments or other financial assets of any and every nature held by Airco ("Cash") is less than $60 million (the difference between $60 million and Airco's actual Cash being referred to herein as the "Deficiency Amount"), Airco may request that Groundco (and Groundco shall if so requested) prepay (a "Prepayment"), by wire transfer to Airco contemporaneously with the next payment of Base Compensation and in addition to the Base Compensation for the forthcoming week payable pursuant to Section 5.12(a), the Base Compensation payable in respect of: (i) if the Deficiency Amount is less than $20 million, the Base Compensation for the one week immediately following the forthcoming week, (ii) if the Deficiency Amount is $20 million or more (but less than $40 million), the Base Compensation for the two weeks immediately following the forthcoming week and (iii) if the Deficiency Amount is $40 million or greater, the Base Compensation for the three weeks immediately following the forthcoming week; provided, however, that Airco may not make a request for Prepayment at any time after it has made requests (in one or multiple requests) for Prepayments for a total of three weeks, until the aggregate amount of Prepayments has been reduced in accordance with this Section 5.12 by the amount of the Prepayment in respect of (x) one week, in which case a Prepayment request for one week may be made, (y) two weeks, in which case a Prepayment request for two weeks may be made or (z) the entire aggregate Prepayment Amount, in which case a Prepayment request for three weeks may be made. Airco shall maintain a record of the date and amount of each such Prepayment (such record being referred to herein as the "Prepayment Account") and the Prepayment Account shall have a starting balance of zero, which shall be (i) increased by the amount of each Prepayment (each of which shall be deemed to be a credit of Groundco to be applied towards future payments of Base Compensation as provided in Section 5.12(c) or other amounts owing hereunder or repaid as set forth in this Section 5.12) and (ii) decreased, dollar-

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

for-dollar, by the amount of all costs incurred by Airco in providing the Services in respect of which Groundco has not paid the Base Compensation, as provided in Section 5.12(c).

          (c) At any time from and after the first anniversary of the making of each Prepayment or, if such first anniversary falls after December 31, 2005, from and after December 31, 2005, Groundco shall be entitled to apply the aggregate amount of such Prepayment then on balance in the Prepayment Account as a credit against future payments of Base Compensation or other amounts owing hereunder and, if Groundco so elects to apply such amount (or any portion thereof) as a credit against future payments of Base Compensation, then the Base Compensation payable pursuant to Section 5.12(a) shall be reduced accordingly.

          (d) If, as of January 1 or July 1 of each of 2003, 2004 and 2005, Airco's Cash exceeds $60 million and there is a positive balance in the Prepayment Account, Airco shall, within two Business Days after any such date, as applicable, pay to Groundco, by wire transfer to an account designated by Groundco, an amount equal to the lower of (i) the excess of Airco's actual Cash as of such date over $60 million or (ii) the balance in the Prepayment Account.

          (e) Within two Business Days following the occurrence of (i) a Change of Control (as defined in the ACMI Agreement) or (ii) any expiration or termination of this Agreement, Airco shall pay to Groundco, by wire transfer to an account designated by Groundco, an amount equal to the balance then outstanding in the Prepayment Account.

          (f) Airco shall maintain complete and accurate records to support and document each Prepayment, the Prepayment Account and Airco's Cash for purposes of this Section 5.12, and shall provide to Groundco such information in respect thereof as Groundco may reasonably request in order to substantiate any matters pertaining to this Section 5.12. In the event that Groundco disputes the amount of any payment owed by Airco pursuant to this Section 5.12, the Parties shall use their reasonable efforts to resolve by written agreement, within 15 days after the receipt by Airco of Groundco's objections, any differences as to such amount. During such 15 day period, Airco shall continue to provide Groundco and its Representatives with reasonable access to its properties, books, records and personnel. If Airco and Groundco resolve all such differences, the amount at issue, as adjusted by the agreed adjustments, shall be final and binding. If Groundco's objections are not resolved by agreed adjustments within fifteen (15) days after the receipt by Airco of Groundco's objections, then Airco and Groundco shall promptly submit the items of disagreement to an industry expert mutually acceptable to Groundco and Airco, and such Person (the "Industry Expert") shall be directed by Airco and Groundco to resolve such items of disagreement (based solely on information provided to the Industry Expert by, or available from, Airco and Groundco) as promptly as reasonably practicable and to deliver written notice to each of Airco and Groundco setting forth its resolution of the disputed matters (such notice to include a worksheet setting forth all material calculations used in arriving at such resolution). The fees and expenses of the Industry Expert shall be allocated between Airco and Groundco in the same proportion that the aggregate amount of the disputed items so submitted to the Industry Expert that is unsuccessfully disputed by each such party (as finally determined by the Industry Expert) bears to the total amount of such disputed items so submitted.

     5.13 In the event that Airco experiences extraordinary costs not contemplated in the planning process set forth in Section 4.1, Airco may give written notice to Groundco of such extraordinary costs and the Parties will negotiate in good faith with respect to any increases to the estimated Compensation to be advanced to Airco prior to the reconciliation process.

     5.14 The payment of the Cost Recovery Amount does not include the following, which will be paid directly by Groundco or which Groundco will promptly reimburse (but in any event, within 2 Business Days) to Airco upon receipt of a statement setting forth in reasonable detail Airco's actual cost incurred in respect thereof and, for the avoidance of doubt, no Base Markup or Incremental Markup shall be payable based on the items set forth in Schedule 9 as "Reimbursable Expenses." The Cost Recovery Amount shall not include, and Airco shall not be entitled to reimbursement under this Agreement for amounts incurred in respect of, amounts payable by Groundco pursuant to Section 10.1 of the Employee Matters Agreement.

     5.15 Any revenue from Ancillary Services will inure to the benefit of Airco.

     5.16 Notwithstanding Section 5.7, (i) the Cost Recovery Amount shall exclude Airco's labor costs incurred in connection with providing any Ancillary Services and (ii) to the extent that the average increase in stated hourly wage rate scales for the positions applicable to hourly workers, stated hourly wage rate range scales for positions of non-exempt workers or stated annual salary range scales for the positions of exempt workers (including, with respect to non-exempt and exempt workers, potential bonus opportunity based on the merit matrix), in each case as currently specified in Airco's pay policy for Airco employees engaged in the provision of the Services hereunder is more than the lesser of 3% per annum or the CPI Rate plus 0.5% per annum measured on a same quarter comparison to the corresponding quarter in the prior year (the "Labor Cost Cap"), such increases shall not be included in the Cost Recovery Amount. Nothing in the preceding sentence shall prohibit Airco from moving employees up or down scales, giving seniority increases or providing pay increases consistent with past practice and the pay policy. Set forth on Schedule 9 is the Airco pay policy in effect as of the date hereof. In connection with the quarterly planning process described in Section 4.1, the Parties will review the Labor Cost Cap and negotiate in good faith any increases or decreases to the Labor Cost Cap reasonably required to reflect changes in the Services, labor markets, industry conditions, general economic conditions and the needs of the Parties.

                                   SECTION 6

                            COVENANTS AND WARRANTIES

     6.1 Airco represents, warrants and covenants:

     (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

     (b) It has the corporate power and authority to enter into this Agreement;

     (c) The making, execution and performance of this Agreement by Airco has been duly authorized by all necessary corporate action, this Agreement has been duly executed and delivered by Airco and this Agreement constitutes the valid and binding obligation of Airco, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors rights generally, including, without limitation, fraudulent conveyance laws, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law; and

     (d) It will comply in all material respects with all applicable governmental laws and regulations in the performance of the Services hereunder.

     6.2 Groundco represents, warrants and covenants:

     (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

     (b) It has the corporate power and authority to enter into this Agreement;

     (c) The making, execution and performance of this Agreement by Groundco has been duly authorized by all necessary corporate action, this Agreement has been duly executed and delivered by Groundco and this Agreement constitutes the valid and binding obligation of Groundco, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors rights generally, including, without limitation, fraudulent conveyance laws, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law; and

     (d) It will comply in all material respects with all applicable governmental laws and regulations in the performance of its obligations hereunder.

                                   SECTION 7

                          INDEMNIFICATION AND INSURANCE

     7.1 Each of Airco and Groundco (the "Indemnifying Party") hereby indemnifies and holds the other Party, including its officers, directors, agents and employees (the "Indemnified Party") harmless from and against any and all liabilities, claims, demands, suits, judgments, damages and losses, including the costs, expenses and legal fees in connection therewith or incident thereto (collectively, "Losses") arising out of the death or injury to any person or entity, including but not limited to employees of Airco or Groundco, or arising out of loss of, damage to, or destruction of any property whatsoever, including but not limited to cargo and any other property of Airco or Groundco, as applicable, or third parties caused by or arising out of (or in any way connected with) such Party's performance of its obligations hereunder. Notwithstanding the foregoing, (i) the indemnification obligations herein will not extend to Losses caused by the negligence or willful misconduct of the Indemnified Party (including its employees and agents), (ii) the indemnification obligations herein are limited to the proceeds recoverable with respect to such Losses under any such insurance policies held by the Indemnifying Party, unless such obligations arise solely from the gross negligence or willful misconduct of the Indemnifying Party, and
(iii) no Indemnifying Party will have any obligation to indemnify the Indemnified Party for any lost profits, reputational damage, incidental, special or consequential damages, except to the extent that such damages are required to be paid to a non-affiliated third party.

     7.2 During the term of this Agreement, Airco will, to the extent available on commercially reasonable terms and to the extent carried by similarly situated companies in the industry, carry insurance described in Part I of Schedule 11. Except for workers compensation insurance and excess workers compensation insurance, the insurance set forth herein will contain provisions waiving underwriter's rights of subrogation against any respective party hereto, and its parent, its affiliated companies and the officers, directors, agents and employees of each of those companies. Airco will obtain an endorsement naming Groundco as an additional insured under general liability insurance and automobile liability insurance and as a loss payee under its cargo legal liability insurance. With respect to general liability insurance and automobile liability insurance, Airco will obtain a standard severability of interest/cross liability endorsement. The insurance to be procured by Airco will be for primary coverage, without right of contribution among other insurers.

     7.3 During the term of this Agreement, Groundco will, to the extent available on commercially reasonable terms and to the extent carried by similarly situated companies in the industry, carry insurance, described in Part II of Schedule 11. Except for workers compensation insurance and excess workers compensation insurance, the insurance set forth herein will contain provisions waiving underwriter's rights of subrogation against any respective party hereto, and its parent, its affiliated companies and the officers, directors, agents and employees of each of those companies. Groundco will obtain an endorsement naming Airco as an additional insured under general liability insurance and automobile liability insurance and as a loss payee under its cargo legal liability insurance. With respect to general liability insurance and automobile liability insurance, Groundco will obtain a standard severability of interest/cross liability endorsement. The insurance to be procured by Groundco will be for primary coverage, without right of contribution among other insurers.

     7.4 The Parties will periodically review the scope and amount of insurance that Airco and Groundco are required to carry pursuant to Subsections 7.2 and
7.3 and make any necessary changes based on changes in market conditions, including, without limitation, availability of such coverage on commercially reasonable terms and increases in premiums.

     7.5 Each insurance policy, and each certificate evidencing the same, will contain a provision that not less then thirty (30) days' advance notice will be given to the respective party hereto of cancellation or reduction in the insured value or reduction in type of perils to be insured against in the policies. War risk policies may be subject to standard war risk cancellation provisions and availability on commercially reasonable terms.

     7.6 The Party procuring the insurance hereunder will provide to the other Party hereto prior to the commencement of Services a certificate from the insurers that such insurance is in effect. These certificates will state policy numbers, dates of expiration, and limits of liability thereunder.

     7.7 If the procuring Party fails to pay its premium when due on any or all of the foregoing policies for any reason whatsoever, in violation of this Agreement, the other Party may, at its sole discretion, pay such premiums. In the case of policies to be procured by Groundco but paid by Airco pursuant to the foregoing sentence, Airco will charge Groundco the premium cost, plus 2%, and in such case Groundco will promptly reimburse Airco for such charges. If any of the foregoing policies are canceled, and not immediately replaced because they are not available on commercially reasonable terms, the Parties will promptly negotiate in good faith alternatives to such policies and/or seek replacement coverage under other policies.

     7.8 The Parties agree to cooperate and use their respective commercially reasonable efforts to minimize the insurance requirements applicable to this Agreement, including, where practicable, by seeking to obtain a single policy of insurance which names Groundco and Airco as co-insureds in respect of all rights and liabilities referred to therein, consistent with maintaining adequate insurance coverage for both parties.

                                   SECTION 8

                             INDEPENDENT CONTRACTOR

     8.1 The Services provided by Airco hereunder will be conducted by Airco as an independent contractor and neither it nor its employees, subcontractors, if any, or their employees or agents, will be deemed employees of Groundco. Any services provided by Groundco hereunder will be conducted or provided as an independent contractor and neither it nor its employees, subcontractors, if any, or their employees or agents, will be deemed employees of Airco. Unless otherwise agreed by the Parties, the Staff will at all times remain employees of Airco.

                                   SECTION 9

                                      TERM

     9.1 The term of this Agreement (the "Term") shall be for a period of three
(3) years commencing from the date hereof, unless earlier terminated under the express terms hereof or unless extended as provided below. The Term shall automatically renew thereafter for additional one (1) year periods, upon substantially the same terms and conditions, modified only to reflect those changes to the provision of services under the Agreement that have evolved and been incorporated in this Agreement at the time of renewal, unless either Party provides the other written notice of its intent not to renew the Agreement not less than 90 days prior to expiration.

                                   SECTION 10

                                  FORCE MAJEURE

     10.1 Except as specifically provided hereunder in this Section 10, in the event either Party hereto is rendered unable in whole or in part by force majeure to carry out its obligations under this Agreement, it is agreed that the obligations of each Party, other than preexisting payment obligations of Groundco then due and owing, obligations for services which have been performed under this Agreement but which have not yet been billed, and obligations under this Section 10, will be suspended during the continuance of any inability so caused, provided good faith endeavors by the Party giving notice of such force majeure as required by the following sentence are made to remedy such cause with all reasonable dispatch. A Party who is rendered unable, in whole or in part, by force majeure to carry out its obligations will give written notice of such force majeure to the other Party as soon as possible after the occurrence of the event constituting force majeure.

     10.2 The term force majeure means acts not within the control of the Party bound to perform and which, by the exercise of due diligence, such party is unable to overcome. A force majeure includes acts of God, weather, strikes, lockouts, or other industrial disturbances (whether to themselves or their corporate affiliates), acts of the public enemy, wars, acts of terrorism, national emergency, shutdown of airspace, embargoes, blockades, riots, epidemics, lightning, earthquakes, floods, tornadoes, explosions, accidents to machinery or aircraft, failure of public utilities, unavailability of fuel, U.S. military airlift emergency activation of the U.S. Civil Reserve Air Fleet, inability to secure landing slots, and any other causes not within control of the Party claiming suspension. It is understood that the settlement of strikes, lockouts or industrial disturbances shall be entirely within the discretion of the Party having the difficulty, and the requirement that any force majeure shall be remedied shall not require the settlement of strikes or lockouts by acceding to the demands of the other Party to this Agreement or any other third party when such course is inadvisable in the discretion of the Party having the difficulty.

     10.3 During the period a force majeure continues which affects the parties jointly, or which affects only Airco so that it is not able to provide the Services, Groundco shall pay the Cost Recovery Amount in respect of periods during the continuance of such Force Majeure, but shall not be obligated to pay the Base Markup or the Incremental Markup.

     10.4 During a period when a force majeure continues which affects Groundco's requirement for Services, but does not prevent Airco from providing such Services, Groundco will pay to Airco the Cost Recovery Amount, but shall not be required to pay any Base Markup or Incremental Markup in respect of such Services. During such period, the Parties will use their commercially reasonable efforts to minimize costs. To the extent Groundco desires to suspend all or a portion of the Services during such period, Groundco may request that the Parties meet to discuss possible reductions in Staff; provided that Groundco pays the termination and other costs relating to any such reductions. To the extent that Airco does not implement any Staff reductions requested by Groundco and Groundco has agreed to pay the termination and other costs associated therewith, then Groundco shall have no obligation to pay any Compensation in respect of employment of any Staff in excess of Staff designated by Groundco for any particular operation under this Agreement.

     10.5 If a force majeure continues for 30 days, either Party may terminate this Agreement by giving the other Party two Business Days notice, in writing, of such termination. Nevertheless, if as a result of events described in Subsection 10.4 hereof, Groundco is paying the applicable amounts required therein, Airco may not terminate this Agreement hereunder so long as Groundco continues to pay to Airco, as and when required, the Cost Recovery Amount. Groundco may terminate any period of suspension under Subsection 10.4 in order to terminate this Agreement by giving Airco at least fifteen (15) days notice in writing of such termination. In the alternative, upon cessation of a force majeure during such suspension period, Groundco may reactivate this Agreement on written notice to Airco, and Airco will resume the performance of Services as soon as reasonably practicable, taking into account any time necessary to rehire any employees that may have been laid off during the suspension period.

     10.6 If a condition of force majeure arises that affects Airco's ability to provide Services hereunder, Groundco will have the right, but not the obligation, to arrange for another provider to perform such services until such time as such force majeure can be cured and Airco will be reinstated as soon as is reasonable under the circumstances. For force majeure that renders only a portion of Airco Services unusable to Groundco, a reduction in Compensation will be made to reflect payment for the portion of the Services which Airco is actually unable to so perform.

                                   SECTION 11

                                EVENTS OF DEFAULT

     11.1 Airco Events of Default. The occurrence of any of the following events or conditions shall constitute an event of default by Airco hereunder (each an "Airco Event of Default" and collectively, the "Airco Events of Default"):

     (a) The failure of Airco to meet or exceed the Service Standards in either
(i) each of any two consecutive months or (ii) each of any three months (whether or not consecutive) within any trailing twelve-month period;

     (b) The material breach of any representation or warranty of Airco hereunder;

     (c) The dissolution, liquidation, cessation of business or immediate termination of existence of Airco;

     (d) The insolvency or bankruptcy of Airco or the appointment of a trustee or receiver for Airco or for a substantial part of its business, or the admission in writing of Airco of its inability to pay its debts as they may mature;

     (e) The institution by or against Airco of bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings or any other proceedings for relief under any bankruptcy or similar federal, state or local law for the relief of debtors, provided that, if such proceeding is instituted against Airco and is not consented to by Airco, it is not dismissed or stayed within sixty
(60) days after such institution;

     (f) Any other material breach or failure of Airco to observe or perform any term, condition, covenant or agreement required to be observed or performed by it hereunder; and

     (g) The violation of any legal requirement or the suspension or revocation of any license, certificate or permit necessary to conduct all or any portion of Airco's obligation's hereunder and that prevents Airco from performing in any material respect its obligations hereunder, unless such violation, suspension or revocation occurred as a result of actions or omissions of Groundco.

     11.2 Groundco Events of Default

     The occurrence of any of the following events or conditions shall constitute an event of default of Groundco hereunder (each a "Groundco Event of Default" and, collectively, the "Groundco Events of Default"):

     (a) The failure of Groundco to pay when due the Compensation in accordance with Section 5 or any other amounts which may be payable by Groundco hereunder;

     (b) A termination of, or default by Delta Holdings under, the Guaranty or a repudiation by Delta Holdings of its obligations thereunder;

     (c) The material breach of any representation or warranty of Groundco hereunder;

     (d) The dissolution, liquidation, cessation of business or immediate termination of existence of Groundco;

     (e) The insolvency or bankruptcy of Groundco or the appointment of a trustee or receiver for Groundco or for a substantial part of its business, or the admission in writing of Groundco of its inability to pay its debts as they mature;

     (f) The institution by or against Groundco of bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings or any other proceedings for relief under any bankruptcy or similar federal, state or local law for the relief of debtors, provided that, if such proceeding is instituted against Groundco and is not consented to by Groundco, it is not dismissed or stayed within sixty (60) days after such institution;

     (g) Any other material breach or failure of Groundco to observe or perform any term, condition, covenant or agreement required to be observed or performed by it hereunder; and

     (h) The violation of any legal requirement or the suspension or revocation of any license, certificate or permit necessary to conduct all or any portion of Groundco's obligation's hereunder and that prevents Groundco from performing in any material respect its obligations hereunder, unless such violation, suspension or revocation occurred as a result of actions or omissions of Airco.

     11.3 Upon the occurrence and during the continuance of any Event of Default enumerated in Section 11.1(c), (d) or (e) or in Section 11.2(d), (e) or (f), the non-defaulting Party may elect to terminate this Agreement immediately in its entirety upon giving written notice to the defaulting Party.

     11.4 Upon the occurrence and during the continuance of any Event of Default enumerated in Section 11.1(b), (f) or (g) or in Section 11.2 (b), (c), (g) or
(h), the non-defaulting Party may, without prejudice to any other remedy which it may have at law or in equity, terminate this Agreement by giving notice of such default, and the Party receiving such notice shall have thirty (30) days from the date of receipt of such notice to cure such default. If the Event of Default has not been cured by midnight of the thirtieth (30th) day after receipt of such notice, this Agreement shall be deemed immediately terminated, unless such cure period has been extended in writing by the non-defaulting Party or the defaulting Party is using commercially reasonable efforts to cure such default and such default is, in the reasonable judgment of the defaulting Party, capable of being cured within a reasonable period of time (not to exceed 30 days), in which case such additional time shall be allowed in order to cure such default.

     11.5 Upon the occurrence and during the continuance of any Event of Default enumerated in Subsection 11.1(a), Groundco may only terminate this Agreement after giving notice of such default to Airco and after the following procedures shall have been employed in an effort to cure such default: (i) the Parties shall have met and conferred to determine the nature and the causes of the default and, if possible, the changes to operations as may be necessary to eliminate such default and (ii) following such meeting between the Parties, they shall diligently attempt to implement any such changes to the operations that have been determined will resolve such default, and they shall make such further adjustments or changes as are foreseen to be necessary to avoid a recurrence of the conditions that gave rise to the default. If the Parties are unable to reconcile the problems associated with the default, or the changes they have implemented fail to cure the default within ninety (90) days of operations after the implementation of such changes, Groundco may terminate this Agreement unless Airco in good faith contests the default, in which event Groundco's right to terminate shall be resolved in accordance with Section 14.1 of this Agreement.

     11.6 Upon the occurrence of any event of default enumerated in Section 11.2(a), Airco will give Groundco notice thereof, and Groundco will have two (2) Business Days from the date of receipt of such notice (the "Outside Cure Date") to cure such default. In addition to payment of the Compensation, Groundco will pay to Airco an additional amount equal to the Compensation payment times LIBOR plus 2% divided by 365 for each day such payment has not been made from the Outside Cure Date. Groundco shall pay such Base Compensation payment and additional amount as set forth in the preceding sentence and, to the extent Groundco contests any such amount, Groundco shall seek recovery in accordance with Section 14.1 after it has paid and Airco has received such Base Compensation and any additional payments as set forth in the preceding sentence.

     11.7 Subject to the last sentence of Section 7.1, the right of either Party under this Article XI to terminate this Agreement following a Default of the other Party hereto shall not be deemed an exclusive remedy, and will be in addition to any other remedy such Party may have either at law or in equity.

                                   SECTION 12

                                   TERMINATION

     12.1 Termination by Airco. Airco may terminate this Agreement at any time upon written notice:

     (a) subject to and in accordance with Section 11, following a Groundco Event of Default;

     (b) upon two Business Days prior written notice to Groundco after an event of Force Majeure shall have continued for 30; provided, however, that Airco may not terminate this Agreement pursuant to this Section 12.1(b) so long as Groundco elects to continue paying the Cost Recovery Amount; or

     (c) upon a termination of the ACMI Service Agreement between the Parties dated of even date herewith (the "ACMI Agreement")

     12.2 Termination by Groundco. Groundco may terminate this Agreement upon written notice:

     (a) subject to and in accordance with Section 11, at any time following an Airco Event of Default;

     (b) upon the occurrence of a Change of Control (as defined in the ACMI Agreement) without the prior written consent of Groundco, if any Person or Persons acquiring stock or becoming a director or officer of Airco in connection with such Change of Control is a major integrated international air express delivery company with annual revenues in excess of $5 billion or is an Affiliate of such company (or is a director or officer of such company or its Affiliates, as applicable;

     (c) upon two Business Days prior written notice to Airco after an event of Force Majeure shall have continued for 30 days; or

     (d) upon a termination of the ACMI Agreement.

     12.3 Upon termination of this Agreement pursuant to Subsection 12.1 or 12.2, there will be a transition period of up to 60 days to be mutually agreed by the Parties during which time Airco will have access to the Hub Facilities and Hub Equipment and will continue to provide Services to Groundco. During such transition period, Groundco will continue to pay Airco the Cost Recovery Amount and the Base Markup.

     12.4 Upon termination of this Agreement pursuant to Subsection 12.1 or 12.2, Groundco will pay to Airco the costs of termination. In the event of any such termination, Groundco will either, at its option, (i) offer employment to any affected Staff on substantially the same terms to their current employment (including salary and benefits), pay any costs incurred by Airco in transferring such Staff to Groundco, and reimburse any termination or other costs incurred by Airco in connection with employees who do not accept Groundco's offer of employment, or (ii) pay associated severance or other costs arising out of terminating or reducing Staff who has not been offered employment. Following the termination of this Agreement, the Parties will use their commercially reasonable efforts to minimize any termination costs.

                                   SECTION 13

                                  NONDISCLOSURE

     13.1 Airco agrees that except as required by the provisions of any law, order, rule or regulation to which Airco is subject, Airco will make every reasonable effort not to publicly disclose or describe its business relationship with Groundco, its parent or any of its parent's other subsidiaries to any person, firm or entity. The Parties acknowledge that this Agreement will be filed with the Securities and Exchange Commission and will cooperate to seek confidential treatment of the portions agreed to by the Parties.

                                   SECTION 14

                                  MISCELLANEOUS

     14.1 Any and all controversies or claims arising out of, under or relating to this Agreement or its performance (other than payment of estimated Compensation amounts which will first be governed by Subsection 11.6, continued failure of Airco to maintain in any material respect the Service Standards which will first be governed by Subsection 11.5) ("Disputes"), including any amendments hereto, or breach hereof, will be determined and settled in accordance with the laws of the State of New York as follows:

     (a) Airco and Groundco will use their commercially reasonable efforts to resolve any and all Disputes. If a Dispute cannot be resolved by the representatives of the Parties hereto, it will be referred to the Chief Executive Officers of Airco and Groundco, or their respective designees, for further negotiation. Only upon failure by Airco and Groundco to resolve the Dispute through such negotiation either Party may prosecute such claim in a more formal proceeding as provided in clause (b) below; provided that in the event good faith negotiations are ensuing and a party reasonably believes that it will forfeit claims as a result of statute of limitations, laches or other similar defenses, then the Parties will enter into a customary tolling arrangement in order to preserve any such claims during the informal dispute resolutions procedures.

     (b) If Disputes cannot be resolved as provided in Section 14.1(a), then the Parties will submit to the binding arbitration procedures hereinafter set forth. Such binding arbitration will take place in New York, New York, and will be in accordance with the rules of the American Arbitration Association. The Parties will each choose an arbitrator within thirty (30) days after the written request by either of them, and the arbitrators so chosen will choose a third arbitrator within thirty (30) days after their selection by the Parties hereto. The Parties agree that within sixty (60) days after the selection, the arbitrators will submit a written report of their determination of the Dispute. If such report is not unanimous, the determination of two (2) of the arbitrators will nevertheless be binding upon the Parties. Arbitrators designated hereunder will have substantial commercial experience in the air transport or air express industry. The losing party shall pay all costs of such arbitration; provided, that if neither party is clearly the losing party, then the arbitrators shall allocate the arbitration costs between the parties in an equitable manner, as the arbitrators may determine in their sole discretion. Any decision, determination or award rendered as a result of such arbitration will be final, conclusive and binding on the Parties hereto and may be reduced to judgment in any appropriate court having jurisdiction thereof.

     14.2 Time is of the essence in this Agreement.

     14.3 Neither Party may assign this Agreement, in whole of in part, without the prior written consent of the other Party hereto (such consent not to be unreasonably withheld), except that Groundco may assign this Agreement to Delta WN, Delta Groundco or any other affiliated company without the prior written consent of Airco, provided that the obligations of such assignee under this Agreement continue to be guaranteed by Delta pursuant to the Guaranty.

     14.4 A waiver of a default hereunder will not be deemed a waiver of any other or subsequent default.

     14.5 All notices and other communications authorized hereunder will be given in writing to the person listed below by personal delivery to said person, or by registered or certified mail, return receipt requested, by facsimile, or overnight courier, and the date upon which any such notice is so delivered will be deemed to be the date of such notice, irrespective of the date appearing therein.

     If to Groundco:


     ------------------------

     ------------------------

     ------------------------

     Attn:
     Facsimile to:

     With a copy at the same address to the attention of Groundco's general counsel.

     If to Airco:


     ------------------------

     ------------------------

     ------------------------

     Attn:
     Facsimile to:

     With a copy at the same address to the attention of Airco's general counsel.

     Airco and Groundco may each change, from time to time, their named representative and respective addresses for the purpose of this section by written notice each to the other as herein provided.

     14.6 This Agreement, including the Schedules hereto, constitutes the entire agreement between the Parties. Any modification of this Agreement will be invalid unless in writing signed by the Parties.

     14.7 Airco will keep true and accurate accounting records with respect to the Services provided hereunder in such manner and detail as to permit verification thereof. Such records will be available for audit by Groundco, upon reasonable notice, during reasonable business hours, during the term hereof.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                           ABX AIR, INC.


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           AIRBORNE INC.


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------